Exhibit 99.1

STORE Capital Announces Secondary Offering of 10,500,000

Shares of Common Stock

SCOTTSDALE, Ariz., January 27, 2016 - STORE Capital Corporation (“STORE Capital”) (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, announced today that STORE Holding Company, LLC, a stockholder affiliated with Oaktree Capital Management, L.P., has commenced a secondary offering of 10,500,000 shares of STORE Capital’s common stock.

STORE Capital is not offering any shares of common stock in the offering and will not receive any proceeds from the sale of shares in this offering.

Goldman, Sachs & Co. will act as sole underwriter for the offering.

A shelf registration statement (including a prospectus) relating to the offering of common stock has previously been filed with the Securities and Exchange Commission (the “SEC”) and has become effective.  Before investing, interested parties should read the prospectus and other documents filed with the SEC for information regarding STORE Capital and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov.  Alternatively, a copy of the prospectus and, when available, any related prospectus supplement may be obtained by contacting Goldman, Sachs & Co., via telephone: (866) 471-2526, email: prospectus-ny@ny.email.gs.com, or standard mail: Goldman, Sachs & Co., 200 West Street, New York, NY 10282, Attention: Prospectus Department.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in over 1,300 property locations, substantially all of which are profit centers, in 46 states.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts may contain forward-looking statements. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements include those relating to whether or not the proposed offering will be consummated and the terms of the proposed offering. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for STORE Capital’s business, please refer to the periodic reports it files with the SEC from time to time. These forward-looking statements speak only as of the date of this press release and should not be relied upon as predictions of future events. STORE Capital expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in STORE Capital’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contact

Financial Profiles
Moira Conlon, 310-622-8220
STORECapital@finprofiles.com